UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 7, 2015

EQUITABLE FINANCIAL CORP.

(Exact name of Registrant as specified in its charter)

Maryland	333-202707	32-0467709
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File No.)	Identification No.)

113 North Locust Street
Grand Island, Nebraska	68801
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (308) 382-3136

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                                           Other Events.

On July 7, 2015, Equitable Financial Corp., a Maryland corporation (“New Equitable”), announced that it expects to sell 1,983,160 shares of common stock (including 118,989 shares to be issued to the employee stock ownership plan) at $8.00 per share, for gross offering proceeds of approximately $15.9 million in its subscription and community offerings.

New Equitable also announced that, concurrent with the completion of the offerings, shares of stock of Equitable Financial Corp., a federal corporation (OTC Pink: EQFC) (“Old Equitable”) will be exchanged for shares of New Equitable’s common stock so that Old Equitable’s existing stockholders will own approximately the same percentage of New Equitable’s common stock as they owned of Old Equitable’s common stock immediately prior to the conversion, subject to adjustment.  As a result, stockholders of Old Equitable will receive 1.0911 shares of New Equitable’s common stock for each share of Old Equitable common stock they own immediately prior to completion of the transaction.  Cash in lieu of fractional shares will be paid at a rate of $8.00 per share.  As a result of the offering and the exchange of shares, New Equitable will have 3,477,328 shares outstanding after giving effect to the transaction, subject to adjustment for fractional shares.

Finally, New Equitable announced that the transaction is scheduled to close on July 8, 2015, rather than July 7, 2015 as previously announced, at which time Old Equitable and Equitable Financial MHC will cease to exist and New Equitable will become the fully public stock holding company of Equitable Bank, Grand Island, Nebraska.  The shares of common stock of New Equitable sold in the offering and issued in the exchange are expected to begin trading on the Nasdaq Capital Market on July 9, 2015 under the trading symbol “EQFN”.

A copy of the press release is included as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01                                           Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.                                Description

99.1                                                                        Press Release dated July 7, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUITABLE FINANCIAL CORP.

By:	/s/ Thomas E. Gdowski
Thomas E. Gdowski
President and CEO

Dated:  July 7, 2015